Calculation of Filing Fee Tables
S-8
THOR INDUSTRIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	2,800,000	$ 101.77	$ 284,956,000.00	0.0001381	$ 39,352.42
Total Offering Amounts:						$ 284,956,000.00		$ 39,352.42
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 39,352.42
Offering Note
[1]	(1) Pursuant to Rule 416(a), this registration statement also registers such indeterminate number of additional shares of Common Stock of the registrant as may become issuable with respect to any or all of such shares by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Common Stock. (2) The proposed maximum offering price per share and the maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(h) under the Securities Act, upon the average of the high and low sale prices of the Common Stock, as reported on the New York Stock Exchange on December 15, 2025, which date is within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A